Exhibit 99.1

The J.M. Smucker Co. Appoints Two New Independent Directors

NRG Energy CFO Bruce Chung and
Experienced Consumer Industry Executive David Singer to Join Board of Directors

Board Appointments Follow Constructive Engagement with Elliott Investment Management

ORRVILLE, Ohio, February 26, 2026 -- The J.M. Smucker Co. today announced it has appointed Woo-Sung (Bruce) Chung and David Singer to its Board of Directors, effective April 15, 2026. With the addition of Chung and Singer, the Board will comprise 11 directors, 10 of whom are independent, and all of whom are focused on advancing the work underway to drive continued growth, enhanced profitability, and disciplined capital allocation for the Company.

The appointments follow constructive engagement with Elliott Investment Management, L.P. The Company has also entered into an information-sharing agreement with Elliott to facilitate collaboration toward the shared goal of driving sustainable value for all shareholders.

Chung brings significant financial expertise and leadership experience to the Board and currently serves as Executive Vice President and Chief Financial Officer of NRG Energy, Inc., where he guides financial strategy, risk management, and corporate development.

Singer has extensive executive, operational, and board experience at branded food and beverage companies. He most recently served as Chief Executive Officer of Snyder’s-Lance, Inc., and, prior to that, was the Executive Vice President and Chief Financial Officer of Coca-Cola Consolidated, Inc.

“Over the past several years, we have fundamentally transformed the Company and built a portfolio of leading and iconic brands in attractive categories that resonate with consumers. Today, we have a strong foundation in place and a clear focus on driving continued organic growth, while enhancing profitability and earnings,” said Mark Smucker, Chief Executive Officer, President and Chair of the Board.

Smucker continued, “The addition of Bruce and Dave—two proven executives with track records of creating value—underscores our commitment to continued Board refreshment and will further enable the Board by bringing additional skills and experiences to accelerate our ongoing business momentum. Alongside the rest of our Board, I look forward to Bruce’s and Dave’s insights as we continue to position the Company for long-term success.”

“The J.M. Smucker Company has a strong portfolio of market-leading brands in categories that benefit from durable consumer demand,” said Marc Steinberg, Partner at Elliott. “As one of The J.M. Smucker Company’s largest investors, we believe the new additions to the Board and decisive shift toward disciplined capital allocation, operational improvement, and purposeful leadership updates represent critical steps toward ensuring The J.M. Smucker Company reaches its full potential. Dave and Bruce bring to the Board proven leadership in consumer brand-building and financial stewardship that will further strengthen The J.M. Smucker Company as it executes on this path.”

Steinberg continued, “We appreciate our constructive engagement with the Company, and we look forward to continuing to work collaboratively with the Board and management team to drive long-term value for all The J.M. Smucker Company shareholders.”

Smucker concluded, "We welcome and value feedback from all shareholders and appreciate the constructive dialogue with Elliott. We remain confident in our strategy and in our ability to drive shareholder value over the long-term."

About Bruce Chung

Bruce Chung is Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a leading energy and smart home services company. In his role, he oversees finance, capital allocation, risk management, and corporate development. Previously, Chung held senior leadership positions at NRG focused on finance, asset management, and project development, and he previously served as Chief Financial Officer of Nuclear Innovation North America, overseeing largescale nuclear project financing and development. Earlier in his career, he was a director in Citigroup’s investment banking division, advising on capital markets and M&A transactions.

Chung earned a bachelor’s degree from Columbia University.

About David Singer

David Singer is the former Chief Executive Officer of Snyder’s-Lance, Inc., a snacking company. Prior to that, he served as Executive Vice President and Chief Financial Officer of Coca-Cola Consolidated, Inc., the largest Coca-Cola bottler in the United States, where he held a range of senior leadership roles of increasing responsibility. Singer has extensive experience building consumer brands, executing growth strategies, and driving operational performance within complex organizations. He currently serves on the boards of Performance Food Group Company and Brunswick Corporation. He also served on the boards of Hanesbrands, Inc., SPX Flow Inc., Flower Foods, Inc., and Snyder’s-Lance, Inc.

He earned a bachelor’s degree and a Master of Business Administration from Pennsylvania State University.

About The J.M. Smucker Co.

At The J.M. Smucker Co., it is our privilege to make food people and pets love by offering a diverse family of brands available across North America. We are proud to lead in the coffee, peanut butter, fruit spreads, frozen handheld, sweet baked goods, dog snacks, and cat food categories by offering brands consumers trust for themselves and their families each day, including Folgers®, Dunkin'®, Café Bustelo®, Jif®, Uncrustables®, Smucker's®, Hostess®, Milk-Bone®, and Meow Mix®. Through our unwavering commitment to producing quality products, operating responsibly and ethically and delivering on our Purpose, we will continue to grow our business while making a positive impact on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for Dunkin'®, which is a trademark of DD IP Holder LLC. The Dunkin'® brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores, and in certain away from home channels. This information does not pertain to products for sale in Dunkin'® restaurants.

Contacts:

The J.M. Smucker Co.: (330) 682-3000
Investors: Crystal Beiting, Vice President, Investor Relations & FP&A
Media: Abbey Linville, Vice President, Public Relations & Communications